United Security Bancshares Reports 2nd Quarter 2022 Financial Results

FRESNO, CA - July 20, 2022. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the six months ended June 30, 2022. The Company recognized net income of $5.9 million, or $0.34 per diluted share, for the six months ended June 30, 2022, compared to net income of $4.1 million, or $0.24 diluted share for the six months ended June 30, 2021.

Second Quarter 2022 Highlights (at or for the quarter ended June 30, 2022, except where noted)
▪Net income for the quarter increased 27.0% to $3.4 million, compared to $2.7 million for the quarter ended June 30, 2021, and increased 40.6% from $2.4 million for the trailing quarter ended March 31, 2022. Loan interest income increased $983,000 and investment securities income increased $350,000 as a result of significant growth in loan and investment securities portfolio balances compared to the second quarter of 2021.
▪Total assets increased 0.6% to $1.34 billion, compared to $1.33 billion at December 31, 2021.
▪Total loans, net of unearned fees, increased to $950.0 million, compared to $871.5 million at December 31, 2021 and $879.4 million at March 31, 2022. Loan growth during the quarter is a result of organic growth in the real estate construction and commercial real estate segments.
▪Total investments increased 18.1% to $215.8 million, compared to $182.6 million at December 31, 2021.
▪Total deposits increased 1.7% to $1.21 billion, compared to $1.19 billion at December 31, 2021.
▪The allowance for credit losses as a percentage of gross loans decreased to 1.05%, compared to 1.07% at December 31, 2021. The decrease in the allowance for credit losses as a percentage of gross loans is primarily the result of a change in loan mix resulting from purchases of residential mortgage loans during the first quarter.
▪Net interest income before the provision for credit losses increased 16.5% to $10.4 million, compared to $8.9 million for the quarter ended June 30, 2021. For the trailing quarter ended March 31, 2022, the net interest income before the provision for credit losses was $9.4 million.
▪Book value per share decreased to $6.46, compared to $7.06 at December 31, 2021 as a result of an increase in accumulated other comprehensive loss related to unrealized losses within the investment portfolio.
▪Net interest margin increased to 3.38% for the quarter ended June 30, 2022, compared to 3.22% and 3.10% for the quarters ended June 30, 2021 and March 31, 2022..
▪Annualized average cost of deposits was 0.17% for the quarters ended June 30, 2022, June 30, 2021, and March 31, 2022.
▪Net recoveries totaled $25,000, compared to net charge-offs of $174,000 for the quarter ended June 30, 2021.
▪Capital position remains well-capitalized with a 9.70% Tier 1 Leverage Ratio compared to 9.79% as of December 31, 2021.
▪Annualized return on average assets ("ROAA") increased to 1.03%, compared to 0.89% and 0.82% for the quarters ended June 30, 2021 and March 31, 2022.
▪Annualized return on average equity ("ROAE") increased to 12.12%, compared to 9.15% and 8.62% for the quarters ended June 30, 2021 and March 31, 2022.

Dennis Woods, President and Chief Executive Officer, stated: "We continued our positive earnings momentum in the second quarter as we again posted increased earnings when compared to prior quarter and second quarter 2021 results. Core net income, which is a non-GAAP measure, grew 57% over the prior year as a result of the successful execution of our 2021 and 2022 cash deployment strategies. We realized robust organic loan growth in our real estate construction and commercial real estate portfolios during the second quarter. Our credit quality, capital, and liquidity levels remain strong and position us well for potential economic headwinds over the coming quarters."

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs and gain or loss on sale of other real estate owned (OREO). Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Net income for the six months ended June 30, 2022 increased 27.0% to $3.4 million, compared to the six months ended June 30, 2021. The increase is the result of increases of $2.0 million in loan interest income and fees, $754,000 in investment income, and $590,000 decrease in provision for credit losses, partially offset by an increase of $1.2 million in loss on fair value of junior subordinated debentures. ROAE for the six months ended June 30, 2022 was 10.19%, compared to 7.00% for the six months ended June 30, 2021. ROAA was 0.89% for the six months ended June 30, 2022, compared to 0.71% for the six months ended June 30, 2021.

The annualized average cost of deposits was 0.17% for the quarters ended June 30, 2022 and June 30, 2021. Average interest-bearing deposits increased 20.4% between the periods ended June 30, 2021 and 2022 from $608.1 million to $732.2 million, respectively.

Net interest income, before the provision for credit losses, for the six months ended June 30, 2022 totaled $19.85 million, an increase of $2.83 million, or 16.7%, from $17.01 million for the same period ended June 30, 2021. The impact of the Company's 2021 and 2022 cash deployment strategies, which included over $350 million in investment and mortgage loan purchases, are reflected in the increase in net interest income. The Company's net interest margin increased from 3.20% for the six months ended June 30, 2021 to 3.23% for the six months ended June 30, 2022. The increase in the net interest margin was due to increases in loan and investment balances, yields on investment securities, and yields on interest-bearing deposits at Federal Reserve Bank, partially offset by decreases in loan yields and increases in average deposit balances. Loan yields decreased from 4.75% to 4.28% between the two periods. The yield on interest-bearing liabilities decreased from 0.32% to 0.31% between the two periods. Included in interest income for the six months ended June 30, 2022 were $123,000 in fees related to Small Business Administration Paycheck Protection Program loans, compared to $544,000 for the same period ended June 30, 2021.

Noninterest income for the six months ended June 30, 2022 totaled $395,000, a decrease of $767,000 when compared to the $1.16 million reported for the six months ended June 30, 2021. For the six months ended June 30, 2022, a loss on the fair value of junior subordinated debentures (TRUPs) of $1.87 million was recorded, compared to a loss of $656,000 for the same period in 2021. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the LIBOR yield curve. Generally, an increase in the three month LIBOR yield curve will result in negative fair value adjustments. Conversely, a decrease in the three month LIBOR yield curve will result in positive fair value adjustments. Customer service fees totaled $1.4 million for the six months ended June 30, 2022 and $1.35 million for the six months ended June 30, 2021. Also included in noninterest income for the six months ended June 30, 2022 was $566,000 in nonrecurring income received from The Central Valley Fund II (SBIC), Limited Partnership.

For the six months ended June 30, 2022, noninterest expense totaled $11.39 million, an increase of $145,000 compared to $11.25 million for the six months ended June 30, 2021. On a year-over-year comparative basis, noninterest expense increased due to increases in professional fees of $102,000 and increases in regulatory assessments of $128,000 related to higher FDIC assessment rates and was partially offset by a decrease of $91,000 in salaries and employee benefits, and a decrease of $65,000 in occupancy expense.

The efficiency ratio for the six months ended June 30, 2022 decreased to 55.5%, compared to 61.7% for the six months ended June 30, 2021. This decrease is attributed to revenue growth, as well as the $566,000 in noninterest income from the investment in a limited partnership.

The Company recorded an income tax provision of $2.4 million for the six months ended June 30, 2022, compared to $1.6 million for the same period in 2021. The effective tax rate for the six months ended June 30, 2022 was 28.67%, compared to 28.16% for the six months ended June 30, 2021.

Quarter Ended June 30, 2022:

For the quarter ended June 30, 2022, the Company reported net income of $3.4 million and earnings per basic and diluted share of $0.20, compared to net income of $2.7 million and $0.16 per basic and diluted share for the same period ended June 30, 2021. Net income for the quarter ended March 31, 2022 was $2.4 million and $0.14 per basic and diluted share.

Net interest income, before the provision for credit losses was $10.4 million for the quarter ended June 30, 2022, representing a $1.5 million, or 16.5%, increase from the $8.9 million reported at June 30, 2021. The increase in net interest income was driven by growth in the loan and investment portfolios. The Company's net interest margin increased from 3.22% to 3.38% between the quarters ended June 30, 2021 and June 30, 2022, respectively. The increase in the net interest margin was due to increases in loan and investment balances, yields on investment securities, and yields on interest-bearing deposits at FRB, partially offset by decreases in loan yields and increases in average deposit balances. Net interest income during the quarter ended June 30, 2022 increased to $9.8 million, or 21.0%, from the $8.1 million reported during the quarter ended June 30, 2021.

Noninterest income for the quarter ended June 30, 2022 totaled $602,000, a decrease of $720,000 from the $1,322,000 in non-interest income reported for the quarter ended June 30, 2021. The decrease is primarily attributed to a loss of $869,000 recorded on the fair value of junior subordinated debentures for the quarter ended June 30, 2022 compared to a gain of $377,000 recorded for the quarter ended June 30, 2021. Additionally, the decrease in noninterest income is attributed to the loss on equity securities of $127,000 for the quarter ended June 30, 2022, compared to none for the same period in 2021, and was partially offset by $566,000 in income received from an investment in a limited partnership for the quarter ended June 30, 2022. Noninterest income increased $808,000 from the $206,000 loss reported for the quarter ended March 31, 2022. This was primarily due to the $566,000 income received from the limited partnership and an increase in customer service fees of $122,000.

Noninterest expense for the quarter ended June 30, 2022 totaled $5.58 million, reflecting a $69,000 decrease from the $5.65 million reported for the quarter ended June 30, 2021, and a $240,000 decrease from the $5.82 million reported from the quarter ended March 31, 2022. The decrease between the quarters ended June 30, 2022 and 2021 resulted in part due to decreases of $116,000 in salaries and employee benefits, and was partially offset by an increase of $64,000 in regulatory assessments and an increase of $24,000 in director fees.

The Company recorded an income tax provision of $1.4 million for the quarter ended June 30, 2022, compared to $1.1 million for the quarter ended June 30, 2021, and $968,000 for the quarter ended March 31, 2022. The effective tax rate for the quarter ended June 30, 2022 was 28.9%, compared to 28.5% and 28.4% for the quarters ended June 30, 2021 and March 31, 2022, respectively.

Balance Sheet Review

Total assets increased $8.6 million, or 0.6%, between December 31, 2021 and June 30, 2022. Gross loan balances grew $78.7 million and investment securities increased $33.1 million. Included in the loan growth during the year were purchases of $35.6 million in residential mortgage loans during the first quarter and organic growth in the commercial real estate, real estate construction, and agricultural segments of the portfolio, partly offset by a reduction in the student loan portfolio and SBA PPP balances. Investment portfolio growth included purchases of $81.5 million in investment securities, partially offset by $39.9 million in sales of securities and $20.4 million increase in unrealized loss. In part, as a result of the loan and investment activity, total cash and cash equivalents decreased $112.0 million between December 31, 2021 and June 30, 2022. Unfunded loan commitments decreased from $239.1 million at December 31, 2021 to $169.9 million at June 30, 2022. OREO balances remained at $4.6 million at December 31, 2021 and June 30, 2022.

Total deposits increased $20.1 million, or 1.7%, to $1.2 billion during the six months ended June 30, 2022. This increase was due to increases of $11.3 million in NOW and money market accounts, $6.3 million in time deposits, and $6.2 million in savings accounts, offset by decreases of $3.7 million in noninterest bearing deposits. In total, NOW, money market and savings accounts increased 2.7% to $661.2 million at June 30, 2022, compared to $643.8 million at December 31, 2021. Noninterest bearing deposits decreased 0.8% to $473.0 million at June 30, 2022, compared to $476.7 million at December 31, 2021. Core deposits, which are made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $19.9 million.

Shareholders’ equity at June 30, 2022 totaled $110.0 million, a decrease of $10.2 million from shareholders’ equity of $120.2 million at December 31, 2021. This decrease in equity was primarily attributed to an increase in accumulated other comprehensive loss and $3.7 million in cash dividends paid, partially offset by $5.9 million in net income. At June 30, 2022, the accumulated other comprehensive loss totaled $13.7 million, compared to $1.2 million at December 31, 2021. The increase in the loss was primarily the result of net unrealized losses on investment securities of $14.6 million and was partially offset by a $1.8 million gain on junior subordinated debentures (TRUPs) caused by a change in market credit spreads during the six months ended June 30, 2022. The change in unrealized loss on the investment portfolio is attributed to changes in interest rates, and not credit quality. The Company does not intend to sell and it is more likely than not that it will not be required to sell any securities that have an unrealized loss.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on June 28, 2022. The dividend is payable on July 22, 2022, to shareholders of record as of July 8, 2022. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any. The Company continues to be well capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $611,000 for the six months ended June 30, 2022, compared to a provision of $1,201,000 for the six months ended June 30, 2021. Net loan charge-offs totaled $37,000 for the six months ended June 30, 2022, as compared to net loan charge-offs of $523,000 for the six months ended June 30, 2021. The reduced provision recorded during the year is attributed to lower net charge-offs on the student loan portfolio, decreases in nonperforming assets and change in portfolio mix, partially offset by a qualitative adjustment for economic uncertainty resulting in an increase in required reserves. The qualitative adjustment is attributed to higher inflation, anticipated magnitude of interest rate hikes in 2022 and 2023, and the increasing likelihood of a recession. For the six months ended June 30, 2021, the provision recorded was attributed to growth of the loan portfolio, agricultural loan downgrades, and net charge-offs recognized in the student loan portfolio.

The Company's allowance for loan loss totaled 1.05% of the loan portfolio at June 30, 2022, compared to 1.07% at December 31, 2021. The decrease in the allowance for credit losses as a percentage of gross loans is primarily the result of a change in loan mix resulting from purchases of residential mortgage loans during the first quarter. The reserve required on the residential mortgage loan segment is lower than reserves required for other loan segments due to lower historical loss rates. Management considers the allowance for credit losses at June 30, 2022 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDRs), other real estate owned through foreclosure, and loans more than 90 days past due and still accruing interest, decreased $586,000 between December 31, 2021 and June 30, 2022 to $16.1 million. Nonperforming assets as a percentage of total assets decreased from 1.25% at December 31, 2021 to 1.20% at June 30, 2022. The decrease in nonperforming assets is attributed to decreases of $344,000 in 90 day delinquent loans and $209,000 in nonaccrual loans between December 31, 2021 and June 30, 2022. OREO balances remained at $4.6 million at December 31, 2021 and June 30, 2022.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (net income before non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.   Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages, (2) the COVID-19 global pandemic, including the effects of the steps being taken to address the pandemic and its impact on the Company’s markets, customers and employees, (3) changes in general economic and financial market conditions, either nationally or locally, (4) interest rate policies of the Board of Governors of the Federal Reserve System, (5) changes in banking laws or regulations, (6) increased competition in the Company's markets, impacting the ability to execute its business plans, (7) loss of key personnel, (8) unanticipated credit losses, (9) drought, earthquakes or other natural disasters impacting the local economy and/or the condition of real estate collateral, (10) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, (11) uncertainty regarding the replacement of LIBOR, and (12) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2021, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."  Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands- except share data)
	June 30, 2022	December 31, 2021	June 30, 2021
Assets
Cash and non-interest-bearing deposits in other banks	$33,701	$31,057	$43,240
Due from Federal Reserve Bank ("FRB")	73,545	188,162	117,668
Cash and cash equivalents	107,246	219,219	160,908
Investment securities (at fair value)
Available-for-sale ("AFS") securities	212,338	178,902	166,976
Marketable equity securities	3,436	3,744	3,791
Total investment securities	215,774	182,646	170,767
Loans	948,031	869,314	841,103
Unearned fees and unamortized loan origination costs - net	1,960	2,219	946
Allowance for credit losses	(9,907)	(9,333)	(9,200)
Net loans	940,084	862,200	832,849

Premises and equipment - net	9,069	8,950	8,877
Accrued interest receivable	8,265	7,530	8,600
Other real estate owned ("OREO")	4,582	4,582	4,753
Goodwill	4,488	4,488	4,488
Deferred tax assets - net	9,428	3,615	3,063
Cash surrender value of life insurance	22,591	22,338	21,904
Operating lease right-of-use assets	2,290	2,594	2,600
Other assets	15,700	12,782	12,246
Total assets	$1,339,517	$1,330,944	$1,231,055

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$473,013	$476,749	$442,140
Interest-bearing	735,181	711,357	648,302
Total deposits	1,208,194	1,188,106	1,090,442

Operating lease liabilities	2,401	2,705	2,707
Other liabilities	8,432	8,737	8,288
Junior subordinated debentures (at fair value)	10,489	11,189	11,253
Total liabilities	1,229,516	1,210,737	1,112,690

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,040,549 at June 30, 2022, 17,028,239 at December 31, 2021, and 17,010,288 at June 30, 2021.	59,836	59,636	59,496
Retained earnings	63,874	61,745	59,507
Accumulated other comprehensive loss	(13,709)	(1,174)	(638)
Total shareholders' equity	110,001	120,207	118,365
Total liabilities and shareholders' equity	$1,339,517	$1,330,944	$1,231,055

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands - except share data)
	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Interest Income:
Interest and fees on loans	$9,731	$9,119	$8,748	$18,849	$16,855
Interest on investment securities	1,004	790	654	1,795	1,041
Interest on deposits in FRB	258	82	42	340	104
Total interest income	10,993	9,991	9,444	20,984	18,000

Interest Expense:
Interest on deposits	515	508	468	1,023	895
Interest on other borrowed funds	69	45	45	114	92
Total interest expense	584	553	513	1,137	987
Net Interest Income	10,409	9,438	8,931	19,847	17,013
Provision for Credit Losses	606	5	826	611	1,201
Net Interest Income after Provision for Credit Losses	9,803	9,433	8,105	19,236	15,812

Noninterest Income:
Customer service fees	776	654	692	1,429	1,348
Increase in cash surrender value of bank-owned life insurance	114	139	138	253	269
Unrealized (loss) gain on fair value of marketable equity securities	(127)	(182)	0	(309)	(60)
(Loss) gain on fair value of junior subordinated debentures	(869)	(999)	377	(1,869)	(656)
Gain on sale of investment securities	—	30	—	30	—
Gain on sale of assets	—	—	—	—	13
Other	708	152	115	861	248
Total noninterest income (loss)	602	(206)	1,322	395	1,162

Noninterest Expense:
Salaries and employee benefits	2,777	3,049	2,893	5,826	5,917
Occupancy expense	849	780	837	1,628	1,693
Data processing	145	115	148	260	235
Professional fees	919	949	905	1,868	1,766
Regulatory assessments	187	231	123	417	289
Director fees	116	118	92	234	184
Correspondent bank service charges	24	25	23	50	42
Net cost on operation and sale of OREO	2	(8)	18	(6)	43
Other	557	557	606	1,114	1,077
Total noninterest expense	5,576	5,816	5,645	11,391	11,246

Income Before Provision for Taxes	4,829	3,411	3,782	8,240	5,728
Provision for Taxes on Income	1,394	968	1,077	2,362	1,613
Net Income	3,435	2,443	2,705	$5,878	$4,115

Basic earnings per common share	$0.20	$0.14	$0.16	$0.35	$0.24
Diluted earnings per common share	$0.20	$0.14	$0.16	$0.34	$0.24
Weighted average basic shares for EPS	17,036,364	17,030,409	17,010,288	17,033,401	17,010,210
Weighted average diluted shares for EPS	17,057,755	17,051,819	17,032,878	17,054,742	17,027,477

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Average Balances:
Loans (1)	$906,396	$870,851	$762,090	$888,722	$716,162
Investment securities	192,494	187,761	164,908	190,141	134,243
Interest-bearing deposits in FRB	136,898	177,243	180,061	156,959	219,272
Total interest-earning assets	1,235,788	1,235,855	1,107,059	1,235,822	1,069,677
Allowance for credit losses	(9,302)	(9,514)	(8,552)	(9,408)	(8,535)
Cash and due from banks	34,904	37,288	48,415	36,089	45,051
Other real estate owned	4,579	4,582	4,965	4,581	5,019
Other non-earning assets	71,529	65,384	71,387	68,576	66,048
Total average assets	$1,337,498	$1,333,595	$1,223,274	$1,335,660	$1,177,260

Interest-bearing deposits	$737,149	$727,132	$637,444	$732,168	$608,141
Junior subordinated debentures	10,863	11,156	10,961	11,009	10,929
Total interest-bearing liabilities	748,012	738,288	648,405	743,177	619,070

Noninterest-bearing deposits	465,926	466,062	446,352	466,097	429,513
Other liabilities	9,583	9,970	9,657	9,774	9,773
Total liabilities	1,223,521	1,214,320	1,104,414	1,219,048	1,058,356
Total equity	113,977	119,275	118,860	116,612	118,904
Total liabilities and equity	$1,337,498	$1,333,595	$1,223,274	$1,335,660	$1,177,260

Average Rates:
Loans (1)	4.31%	4.25%	4.60%	4.28%	4.75%
Investment securities	2.09%	1.71%	1.59%	1.90%	1.56%
Interest-bearing deposits in FRB	0.76%	0.19%	0.09%	0.44%	0.10%
Earning assets	3.57%	3.28%	3.42%	3.42%	3.39%
Interest bearing deposits	0.28%	0.28%	0.29%	0.28%	0.30%
Total deposits	0.17%	0.17%	0.17%	0.17%	0.17%
Junior subordinated debentures	2.55%	1.64%	1.65%	2.09%	1.70%
Total interest-bearing liabilities	0.31%	0.30%	0.32%	0.31%	0.32%
Net interest margin (2)	3.38%	3.10%	3.22%	3.23%	3.20%
(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Cash and cash equivalents	$107,246	$224,934	$219,219	$259,428	$160,908
Investment securities	215,774	183,527	182,646	165,508	170,767
Loans	949,991	879,379	871,533	809,114	842,049
Allowance for credit losses	(9,907)	(9,276)	(9,333)	(9,144)	(9,200)
Net loans	940,084	870,103	862,200	799,970	832,849
Other assets	76,413	71,238	66,879	67,875	66,531
Total assets	$1,339,517	$1,349,802	$1,330,944	$1,292,781	$1,231,055

Non-interest-bearing	$473,013	$465,043	$476,749	$455,584	$442,140
Interest-bearing	735,181	749,289	711,357	695,131	648,302
Total deposits	1,208,194	1,214,332	1,188,106	1,150,715	1,090,442
Other liabilities	21,322	21,896	22,631	22,938	22,248
Total liabilities	1,229,516	1,236,228	1,210,737	1,173,653	1,112,690
Total shareholders' equity	110,001	113,574	120,207	119,128	118,365
Total liabilities and shareholder's equity	$1,339,517	$1,349,802	$1,330,944	$1,292,781	$1,231,055

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	June 30, 2022	March 30, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Total interest income	$10,993	$9,991	$9,930	$9,877	$9,444
Total interest expense	584	553	552	540	513
Net interest income	10,409	9,438	9,378	9,337	8,931
Provision for credit losses	606	5	453	453	826
Net interest income after provision for credit losses	9,803	9,433	8,925	8,884	8,105

Total non-interest income (loss)	602	(206)	1,291	930	1,322
Total non-interest expense	5,576	5,816	6,282	6,164	5,645
Income before provision for taxes	4,829	3,411	3,934	3,650	3,782
Provision for taxes on income	1,394	968	564	1,039	1,077
Net income	$3,435	$2,443	$3,370	$2,611	$2,705

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	June 30, 2022	December 31, 2021	June 30, 2021
Real estate construction & development	$11,068	$11,226	10,940
Agricultural	161	212	325
Total nonaccrual loans	$11,229	$11,438	$11,265

Loans past due 90 days and still accruing	109	453	156
Restructured loans	143	176	412
Total nonperforming loans	$11,481	$12,067	$11,833
Other real estate owned	4,582	4,582	4,753
Total nonperforming assets	$16,063	$16,649	$16,586

Nonperforming loans to total gross loans	1.21%	1.39%	1.41%
Nonperforming assets to total assets	1.20%	1.25%	1.35%
Allowance for credit losses to nonperforming loans	86.29%	77.34%	77.75%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

Return on average assets	1.03%	0.89%	0.89%	0.71%
Return on average equity	12.12%	9.15%	10.19%	7.00%
Annualized net charge-off (recoveries) to average loans	(0.01)%	0.09%	0.01%	0.15%

	June 30, 2022	December 31, 2021
Shares outstanding - period end	17,040,549	17,028,239
Book value per share	$6.46	$7.06
Efficiency ratio (1)	55.51%	58.89%
Total impaired loans	$11,882	$12,034
Net loan to deposit ratio	77.81%	72.57%
Allowance for credit losses to total loans	1.05%	1.07%
Tier 1 capital to adjusted average assets (leverage)
Company	9.70%	9.79%
Bank	9.69%	9.64%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Six Months Ended June 30,
	2022	2021	Change $	Change %
Net income	$5,878	$4,115	$1,763	42.8%

Junior subordinated debenture (1) fair value adjustment	(1,869)	(656)

Income tax effect	542	190
Non-core items net of taxes	(1,327)	(466)

Non-GAAP core net income	$7,205	$4,581	$2,624	57.3%

(1)Junior subordinated debenture fair value adjustment is not part of core Income and depending upon market rates, can “add to” or “subtract from” core income and mask non-GAAP core income change.